Exhibit 99.1

August 5, 2008	Analyst Contact:	Christy Williamson
918-588-7163
	Media Contact:	Tom Droege
918-588-7561

ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

TULSA, Okla. – Aug. 5, 2008 – ONEOK Partners, L.P. (NYSE: OKS) today announced that its second-quarter 2008 net income rose 63 percent to $154.5 million, or $1.46 per unit, compared with net income of $94.6 million, or 97 cents per unit, for the second quarter 2007.

Year-to-date 2008 net income increased 57 percent to $299.5 million, or $2.94 per unit, compared with $190.4 million, or $1.97 per unit, in the same period last year.

“The partnership had another exceptional quarter, with earnings gains in all four of its business segments,” said John W. Gibson, chairman and chief executive officer of ONEOK Partners. “Second-quarter earnings increased primarily as a result of higher realized commodity prices in our natural gas gathering and processing segment and increased throughput in our natural gas liquids gathering and fractionation segment. We also continue to benefit from the natural gas liquids and refined petroleum products pipeline system we acquired last fall,” Gibson added.

“We are beginning to see the partnership’s current internal growth projects come on line and have identified $300 million to $500 million per year in additional growth projects between 2010 and 2015,” Gibson added. “Two of our largest projects, Overland Pass Pipeline and the Guardian extension, are expected to become operational during the second half of this year.”

ONEOK Partners raised its 2008 net income guidance to the range of $5.20 to $5.60 per unit from the range of $4.10 to $4.60 per unit. The partnership’s distributable cash flow is now expected to be in the range of $585 million to $625 million. Strong results in the first half of 2008, combined with the current commodity price environment and hedges in place, have resulted in increased 2008 income and cash flow guidance in the natural gas gathering and processing segment and natural gas liquids gathering and fractionation segment. The natural gas liquids pipelines segment’s 2008 income has been adjusted to reflect the previously announced delay of the Overland Pass Pipeline, which is expected to become operational in the third quarter 2008. Additional information is available in exhibits A and B.

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

The 2008 average unhedged prices used in the updated guidance are approximately $120 per barrel for crude oil, $1.65 per gallon for composite natural gas liquids and $9.20 per MMBtu for natural gas.

In the second quarter 2008, cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), rose 35 percent to $212.0 million, compared with $156.5 million in the second quarter 2007. Distributable cash flow (DCF) for the second quarter 2008 increased to $176.9 million, or $1.72 per unit, compared with $122.0 million, or $1.30 per unit, in the second quarter 2007.

Year-to-date 2008 EBITDA rose 34 percent to $420.2 million, compared with $313.7 million in the same period last year. DCF for the six months ended June 30, 2008, increased to $335.8 million, or $3.37 per unit, compared with $238.9 million, or $2.55 per unit, in the same period last year.

Second-quarter 2008 operating income increased to $163.7 million, compared with $107.6 million in the same period a year earlier. For the six months 2008, operating income increased 48 percent to $314.3 million.

The partnership’s operating income in both the three- and six-month 2008 periods reflect higher realized commodity prices in the natural gas gathering and processing segment and increased volumes and wider regional NGL product price differentials in the natural gas liquids gathering and fractionation segment. In addition, the natural gas liquids pipelines segment had strong results from the North System, an interstate natural gas liquids and refined petroleum products pipeline system that was acquired in October 2007.

Operating costs were $87.2 million in the second quarter 2008, compared with $81.6 million in the same period last year. Operating costs for the six months ended June 30, 2008, were $175.2 million, compared with $157.3 million in the same period last year. Operating cost increases for the three- and six-month 2008 periods are primarily due to incremental expenses associated with the acquisition of the North System, as well as increases in general operating and employee-related costs.

SECOND-QUARTER 2008 SUMMARY INCLUDES:

•	Operating income of $163.7 million, compared with $107.6 million in the second quarter 2007;

•	Natural gas gathering and processing segment operating income of $76.2 million, compared with $46.3 million in the second quarter 2007;

•	Natural gas pipelines segment operating income of $37.7 million, compared with $25.1 million in the second quarter 2007;

•	Natural gas liquids gathering and fractionation segment operating income of $41.7 million, compared with $31.8 million in the second quarter 2007;

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

•	Natural gas liquids pipelines segment operating income of $9.9 million, compared with $8.4 million in the second quarter 2007;

•	Equity earnings from investments of $17.6 million, compared with $18.8 million in the second quarter 2007;

•	Capital expenditures of $257.5 million, compared with $131.8 million in the second quarter 2007, primarily due to internally generated growth projects;

•	Completing the expansion of Fort Union Gas Gathering in July, which doubles the capacity of the system located in the Powder River Basin that gathers coal bed methane natural gas;

•	Increasing the quarterly distribution to $1.06 per unit, marking the 10th consecutive quarter to raise the distribution;

•	Appointing James C. Kneale president and chief operating officer of ONEOK Partners, in addition to his duties as president and chief operating officer of ONEOK, Inc.; and

•	Receiving an award for achieving three years of excellence in employee health and safety at the partnership’s Mont Belvieu fractionator from the Occupational Safety and Health Administration.

SECOND-QUARTER 2008 BUSINESS UNIT RESULTS

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported increased operating income for the second quarter 2008 of $76.2 million, compared with $46.3 million for the second quarter 2007.

Second-quarter 2008 operating income increased $23.4 million from higher realized commodity prices, $5.2 million from higher volumes sold and processed, and $4.1 million from improved contract terms. Operating costs for the segment were $32.8 million, compared with $30.6 million in the second quarter 2007.

Operating income for the six months increased to $135.2 million, compared with $76.7 million in 2007. The increase was due to $47.9 million in higher realized commodity prices, $9.2 million from higher volumes sold and processed, and $6.2 million from improved contract terms. Operating costs for the segment were $65.9 million, compared with $64.6 million in the six-month period in 2007.

Equity earnings from investments increased for both the three- and six-months ended 2008, compared with 2007, primarily from higher gathering revenues in various investments in the Rocky Mountain region.

The following table contains margin information for the periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Percent of proceeds
Wellhead purchases (MMBtu/d)	69,389	86,281	69,960	91,325
NGL sales (Bbl/d)	6,475	6,113	6,107	6,044
Residue sales (MMBtu/d)	36,947	30,441	36,776	30,406
Condensate sales (Bbl/d)	1,070	740	1,092	711
Percentage of total net margin	64%	57%	62%	57%
Fee-based
Wellhead volumes (MMBtu/d)	1,184,654	1,188,139	1,188,169	1,178,325
Average rate ($/MMBtu)	$0.26	$0.25	$0.26	$0.25
Percentage of total net margin	21%	32%	22%	33%
Keep-whole
NGL shrink (MMBtu/d)	22,433	23,837	22,970	24,351
Plant fuel (MMBtu/d)	2,313	2,788	2,400	2,924
Condensate shrink (MMBtu/d)	2,242	2,223	2,127	2,546
Condensate sales (Bbl/d)	454	450	430	515
Percentage of total net margin	15%	11%	16%	10%

The natural gas gathering and processing segment is exposed to commodity price risk, primarily NGLs, as a result of receiving commodities in exchange for services. The following table sets forth the natural gas gathering and processing segment’s hedging information for the remainder of 2008 and for 2009:

	Six Months Ending December 31, 2008
	Volumes Hedged	Average Price	Percentage Hedged
Natural gas liquids (Bbl/d) (a)	8,560	$1.31 /gallon	74%
Condensate (Bbl/d) (a)	748	$2.16 / gallon	78%

Total liquid sales (Bbl/d)	9,308	$1.38 / gallon	74%

Natural gas (MMBtu/d) (a)	5,500	$9.35 / MMBtu	54%

(a) - Hedged with fixed-price swaps.

	Year Ending December 31, 2009
	Volumes Hedged	Average Price	Percentage Hedged
Natural gas liquids (Bbl/d) (a)	3,313	$2.01 / gallon	28%
Condensate (Bbl/d) (a)	666	$3.23 / gallon	47%

Total liquid sales (Bbl/d)	3,979	$2.22 / gallon	30%

(a)	- Hedged with fixed-price swaps.

The partnership currently estimates that a 1 cent per gallon increase in the composite price of natural gas liquids would increase annual net margin by approximately $1.6 million. A

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

$1.00 per barrel increase in the price of crude oil would increase annual net margin by approximately $0.7 million. Also, a 10 cent per MMBtu increase in the price of natural gas would increase annual net margin by approximately $0.2 million. All these sensitivities exclude the effects of hedging and assume normal operating conditions.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported increased operating income for the second quarter 2008 of $37.7 million, compared with $25.1 million for the second quarter 2007.

Increased operating income during the quarter reflects $5.5 million of increased transportation margins, as a result of the higher natural gas price impact on retained fuel, and higher throughput; and $2.2 million of increased storage margins, as a result of higher storage fees. Operating costs decreased $4.3 million to $20.5 million due to lower general taxes and lower general operating costs.

Operating income for the six months increased to $69.4 million, compared with $57.4 million in the same period in 2007.

Six-month 2008 results reflect a $5.2 million increase in transportation margins as a result of the higher natural gas price impact on retained fuel, and a $4.1 million increase in storage margins as a result of higher storage fees and the higher natural gas price impact on retained fuel. Operating costs for the segment were $44.0 million in the six-month 2008 period, compared with $45.8 million in the same period last year, down primarily due to decreased general taxes.

Second-quarter 2008 equity earnings from investments were $9.2 million, compared with $10.6 million in the second quarter 2007. The decrease was primarily due to lower throughput on Northern Border Pipeline, in which the partnership has a 50 percent interest. Six-month 2008 equity earnings from investments were $29.2 million, compared with $28.8 million in the six months ended 2007.

Natural Gas Liquids Gathering and Fractionation Segment

The natural gas liquids gathering and fractionation segment reported operating income for the second quarter 2008 of $41.7 million, compared with $31.8 million for the second quarter 2007.

During the second quarter 2008, operating income increased $11.7 million from increased throughput due to new supply connections and increased fractionation volumes; $3.2 million from wider regional NGL product price differentials between the NGL market centers in Conway, Kan., and Mont Belvieu, Texas; and $1.4 million from higher storage margins. These

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

increases were partially offset by $3.4 million in lower isomerization volumes as a result of narrower product price differentials between isobutane and normal butane.

Operating costs were $20.0 million in the second quarter 2008, compared with $16.9 million in the second quarter 2007, primarily due to increased costs incurred to comply with regulations at storage facilities, higher employee-related costs and higher maintenance costs at the partnership’s Mont Belvieu fractionator.

Operating income for the six months increased to $87.0 million, compared with $63.8 million in 2007.

Six-month 2008 results reflect a $16.8 million increase from higher throughput due to new supply connections and increased fractionation volumes; $16.0 million from wider regional NGL product price differentials between the NGL market centers in Conway and Mont Belvieu; and $1.9 million from higher storage margins. These increases were partially offset by a $4.4 million decrease from lower isomerization volumes as a result of narrower product price differentials between isobutane and normal butane.

Six-month 2008 operating costs for the segment were $38.6 million, compared with $31.6 million in the same period last year. The increase results from higher costs incurred to comply with regulations at storage facilities, higher employee-related costs and higher maintenance costs at the Mont Belvieu fractionator.

The second-quarter 2008 Conway-to-Mont Belvieu Oil Price Information Service (OPIS) average price differential for ethane/propane mix was 13 cents per gallon, compared with 5 cents per gallon in the same period last year.

Natural Gas Liquids Pipelines Segment

The natural gas liquids pipelines segment reported increased operating income of $9.9 million, compared with $8.4 million for the second quarter 2007.

Second-quarter 2008 operating income improved as a result of $9.4 million from increased margins on the recently acquired North System, as well as $1.1 million from increased throughput due to new supply connections. Operating costs for the segment increased $8.2 million in the second quarter 2008, compared with the second quarter 2007, primarily due to incremental expenses associated with operating the North System, as well as higher employee-related costs.

Operating income for the six months 2008 increased to $23.7 million, compared with $17.0 million in 2007.

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

Six-month 2008 results benefited from $22.0 million of increased margins from the North System and $2.7 million from increased throughput due to new NGL supply connections and increased production from existing supply connections. Operating costs for the segment were $27.2 million in the six months ended June 30, 2008, compared with $10.9 million in the same period last year. The increase was due primarily to incremental expenses associated with operating the North System, as well as higher employee-related costs.

GROWTH ACTIVITIES

In the second quarter 2008, the partnership continued executing approximately $2 billion of internally generated growth projects that are expected to be completed in 2008 and 2009.

Natural Gas Liquids Projects

The natural gas liquids projects account for approximately $1.4 billion of the current growth projects.

In June, construction was completed on much of the $230 million to $240 million of projects that increase existing NGL fractionation and distribution pipeline capacity. The project costs have increased from $216 million, primarily as a result of increasing the Bushton, Kan., fractionator capacity by an additional 30,000 barrels per day (bpd) from initial design specifications of 120,000 bpd, as well as higher construction labor costs and weather delays. The projects include expanding the Bushton fractionator from 80,000 bpd to 150,000 bpd; upgrading the NGL storage at Bushton; constructing a 135-mile pipeline from Bushton to Medford, Okla.; and expanding distribution pipeline capacity by 60,000 bpd from Medford to Mont Belvieu.

The partnership is nearing completion of a $30 million to $35 million, 78-mile NGL pipeline extension of the Oklahoma gathering system in the Woodford Shale in southeast Oklahoma. The pipeline connects two natural gas processing plants that have the ability to produce approximately 25,000 bpd of natural gas liquids. The partnership has experienced increases in construction costs from the original estimate of $25 million due to an unanticipated pipeline reroute, numerous weather delays and rock-filled terrain encountered during construction.

Other NGL growth projects include a joint venture to build Overland Pass Pipeline, a 760-mile natural gas liquids pipeline extending from Opal, Wyo., to Conway, Kan., currently estimated to cost $575 million to $590 million. Overland Pass is designed to transport approximately 110,000 bpd of NGLs, and capacity can be increased to 255,000 bpd with additional pump facilities. Construction on the pipeline began in the fall of 2007 and is currently expected to begin operating during the third quarter of 2008, with final completion expected in the fourth quarter. Severe winter weather conditions in southern Wyoming and construction interruptions this spring and summer, due to restrictions in state and federally regulated wildlife

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

areas, have increased estimated costs from $535 million and have affected the construction schedule.

The Overland Pass Pipeline project economics remain favorable as the volume forecast continues to increase, driven by new drilling and processing plant development. As part of a long-term agreement, The Williams Companies, Inc. dedicated its NGL production of approximately 60,000 bpd from two of its natural gas processing plants in Wyoming to the Overland Pass Pipeline. In addition, agreements have been reached for supply commitments of up to an additional 80,000 bpd, and additional agreements are being negotiated with other producers for supply commitments that could add another 60,000 bpd of NGL supply to this pipeline within the next three to five years.

The $110 million to $140 million, 150-mile lateral pipeline connecting the Piceance Basin with Overland Pass Pipeline is currently expected to be in service during the second quarter of 2009.

The $340 million to $360 million, 440-mile Arbuckle Pipeline extending from southern Oklahoma through the Barnett Shale of North Texas and on to the partnership’s fractionation and storage facilities at Mont Belvieu on the Texas Gulf Coast, is currently under construction and is expected to go into service in early 2009. The pipeline will have the capacity to transport 160,000 bpd of unfractionated natural gas liquids, expandable to 210,000 bpd with additional pump facilities. Cost increases from the original estimate of $260 million on the Arbuckle Pipeline are a result of higher right-of-way, labor and material costs, primarily valves and fittings. Project economics remain favorable as the volume forecast continues to increase, driven by new drilling and processing plant development. Supply commitments from producers are in place for 65,000 bpd, and there are indications of interest with other producers that could add an additional 145,000 bpd of supply within the next three to five years. These additional supply commitments are in various stages of negotiation.

Natural Gas Projects

In July 2008, construction on the Fort Union Gas Gathering expansion project was completed. The project doubles the gathering pipeline capacity of Fort Union Gas Gathering by adding approximately 150 miles of new gathering lines and approximately 650 million cubic feet per day of additional capacity. ONEOK Partners owns approximately 37 percent of Fort Union Gas Gathering, L.L.C.

Construction is under way on the $277 million to $305 million, 119-mile Guardian expansion and extension project, which is currently targeted to be in service in the fourth quarter of 2008. The current cost projection is unchanged, but various factors including weather, the amount of rock-filled terrain encountered and increasing right-of-way costs could impact the estimated project costs.

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

The expansion of the partnership’s Grasslands natural gas processing facility in the highly active Williston Basin will increase the plant’s processing capacity by nearly 60 percent and its fractionation capacity by 50 percent. The expansion project is becoming operational in phases, with the final phase currently expected to come on line in the second half of 2008. The project is currently estimated to cost $40 million to $45 million, increasing from the original estimate of $30 million, as a result of increased construction labor and equipment costs.

CONFERENCE CALL AND WEBCAST

ONEOK Partners and ONEOK management will conduct a joint conference call on Wednesday, Aug. 6, 2008, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK Partners’ and ONEOK’s Web sites.

To participate in the telephone conference call, dial 866-847-7861, pass code 1250710, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site, www.oneokpartners.com, and ONEOK’s Web site, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1250710.

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures. Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies. However, these calculations may vary from company to company, so the partnership’s computations may not be comparable with those of other companies. DCF is not necessarily the same as available cash as defined in the Partnership Agreement. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. Reconciliations of EBITDA to net income and operating income and computations of DCF are included in the financial tables attached to this release.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Our general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 47.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

Act of 1934, as amended. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;

•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•

the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, authorized rates or recovery of gas and gas transportation costs;

•

impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming or changes in governmental policies and regulations due to climate change initiatives;

•

the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	actions by rating agencies concerning the credit ratings of us or our general partner;

•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

–	future demand for and prices of natural gas and NGLs;

–	competitive conditions in the overall energy market;

–	availability of supplies of Canadian and United States natural gas;

–	availability of additional storage capacity;

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

–	weather conditions; and

–	competitive developments by Canadian and U.S. natural gas transmission peers;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct pipelines without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•

risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of unsold pipeline capacity being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	our ability to promptly obtain all necessary materials and supplies required for construction of gathering, processing, storage, fractionation and transportation facilities;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2007. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKS-FE

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2008	2007	2008	2007
	(Thousands of dollars, except per unit amounts)
Revenues	$2,143,892	$1,375,314	$4,202,927	$2,543,988
Cost of sales and fuel	1,862,959	1,157,744	3,653,469	2,121,048

Net Margin	280,933	217,570	549,458	422,940

Operating Expenses
Operations and maintenance	80,532	74,371	157,473	141,047
Depreciation and amortization	30,033	28,013	59,975	55,526
General taxes	6,626	7,249	17,767	16,257

Total Operating Expenses	117,191	109,633	235,215	212,830

Gain (Loss) on Sale of Assets	(3)	(379)	28	1,824

Operating Income	163,739	107,558	314,271	211,934

Equity earnings from investments	17,610	18,758	45,393	42,813
Allowance for equity funds used during construction	11,676	1,658	20,172	2,995
Other income	676	2,502	2,734	3,965
Other expense	(36)	(298)	(2,167)	(511)
Interest expense	(34,705)	(33,503)	(73,234)	(65,803)

Income before Minority Interests and Income Taxes	158,960	96,675	307,169	195,393

Minority interests in income of consolidated subsidiaries	(134)	(92)	(257)	(177)
Income taxes	(4,305)	(1,964)	(7,373)	(4,841)

Net Income	$154,521	$94,619	$299,539	$190,375

Limited partners’ interest in net income:
Net income	$154,521	$94,619	$299,539	$190,375
General partners’ interest in net income	(21,688)	(14,052)	(41,393)	(27,330)

Limited Partners’ Interest in Net Income	$132,833	$80,567	$258,146	$163,045

Limited partners’ per unit net income:
Net income per unit	$1.46	$0.97	$2.94	$1.97

Number of Units Used in Computation (Thousands)	90,906	82,891	87,680	82,891

Supplemental Information (1):
EBITDA	$212,022	$156,533	$420,206	$313,727
Distributable cash flow	$176,902	$121,951	$335,783	$238,934
Distributable cash flow per unit	$1.72	$1.30	$3.37	$2.55

(1)	Reconciliations of non-GAAP financial measures are included in the financial tables attached to this release.

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2008	December 31, 2007
	(Thousands of dollars)
Assets

Current Assets
Cash and cash equivalents	$76,410	$3,213
Accounts receivable, net	538,185	577,989
Affiliate receivables	67,294	52,479
Gas and natural gas liquids in storage	331,460	251,219
Commodity exchanges and imbalances	154,359	82,037
Other current assets	24,934	19,961

Total Current Assets	1,192,642	986,898

Property, Plant and Equipment
Property, plant and equipment	5,040,688	4,436,371
Accumulated depreciation and amortization	826,762	776,185

Net Property, Plant and Equipment	4,213,926	3,660,186

Investments and Other Assets
Investment in unconsolidated affiliates	752,952	756,260
Goodwill and intangible assets	680,369	682,084
Other assets	29,651	26,637

Total Investments and Other Assets	1,462,972	1,464,981

Total Assets	$6,869,540	$6,112,065

Liabilities and Partners’ Equity

Current Liabilities
Current maturities of long-term debt	$11,931	$11,930
Notes payable	120,000	100,000
Accounts payable	814,638	742,903
Affiliate payables	52,856	18,298
Commodity exchanges and imbalances	379,619	252,095
Other current liabilities	136,121	136,664

Total Current Liabilities	1,515,165	1,261,890

Long-term Debt, excluding current maturities	2,597,453	2,605,396

Deferred Credits and Other Liabilities	47,682	43,799

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	5,911	5,802

Partners’ Equity
General partner	74,043	58,415
Common units: 54,426,087 units and 46,397,214 units issued and outstanding at June 30, 2008, and December 31, 2007, respectively	1,310,567	814,266
Class B units: 36,494,126 units issued and outstanding at June 30, 2008, and December 31, 2007	1,373,160	1,340,638
Accumulated other comprehensive loss	(54,441)	(18,141)

Total Partners’ Equity	2,703,329	2,195,178

Total Liabilities and Partners’ Equity	$6,869,540	$6,112,065

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(Unaudited)	2008	2007
	(Thousands of dollars)
Operating Activities
Net income	$299,539	$190,375
Depreciation and amortization	59,975	55,526
Allowance for equity funds used during construction	(20,172)	(2,995)
Gain on sale of assets	(28)	(1,824)
Minority interests in income of consolidated subsidiaries	257	177
Equity earnings from investments	(45,393)	(42,813)
Distributions received from unconsolidated affiliates	39,904	57,066
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts receivable	35,134	(69,680)
Affiliate receivables	(14,815)	21,468
Gas and natural gas liquids in storage	(104,557)	8,637
Accounts payable	39,225	140,858
Affiliate payables	34,558	(10,130)
Commodity exchanges and imbalances, net	55,202	14,888
Other assets and liabilities	(48,886)	3,407

Cash Provided by Operating Activities	329,943	364,960

Investing Activities
Changes in investments in unconsolidated affiliates	6,480	(7,653)
Capital expenditures (less allowance for equity funds used during construction)	(524,587)	(206,391)
Proceeds from sale of assets	111	3,753
Changes in short-term investments	—	(26,038)
Other	2,450	—

Cash Used in Investing Activities	(515,546)	(236,329)

Financing Activities
Cash distributions to:
General and limited partners	(214,794)	(189,008)
Minority interests	(148)	(73)
Borrowing (repayment) of notes payable, net	20,000	99,000
Issuance of common units, net of discounts	450,198	—
Contributions from general partner	9,508	—
Payment of long-term debt	(5,964)	(2,983)
Other	—	(30)

Cash Provided by (Used in) Financing Activities	258,800	(93,094)

Change in Cash and Cash Equivalents	73,197	35,537
Cash and Cash Equivalents at Beginning of Period	3,213	21,102

Cash and Cash Equivalents at End of Period	$76,410	$56,639

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK Partners, L.P. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2008	2007	2008	2007
	(Millions of dollars)
Natural Gas Gathering and Processing
Net margin	$121.1	$88.4	$225.0	$161.8
Operating costs	$32.8	$30.6	$65.9	$64.6
Depreciation and amortization	$12.1	$11.1	$23.9	$22.3
Operating income	$76.2	$46.3	$135.2	$76.7
Equity earnings from investments	$8.1	$7.7	$15.2	$13.3
Natural gas gathered (BBtu/d)	1,185	1,188	1,188	1,178
Natural gas processed (BBtu/d)	651	619	637	614
Natural gas liquids sales (MBbl/d)	40	38	39	37
Natural gas sales (BBtu/d)	281	273	279	271
Realized composite NGL sales price ($/gallon)	$1.49	$0.99	$1.41	$0.91
Realized condensate sales price ($/Bbl)	$102.77	$59.79	$95.82	$58.06
Realized natural gas sales price ($/MMBtu)	$9.42	$6.83	$8.41	$6.71
Realized gross processing spread ($/MMBtu)	$6.69	$4.55	$7.06	$4.08
Capital expenditures—growth	$31.4	$19.4	$54.8	$33.2
Capital expenditures—maintenance	$4.9	$4.2	$8.0	$6.7

Natural Gas Pipelines
Net margin	$66.7	$57.9	$130.4	$119.4
Operating costs	$20.5	$24.7	$44.0	$45.8
Depreciation and amortization	$8.5	$8.1	$16.9	$16.2
Operating income	$37.7	$25.1	$69.4	$57.4
Equity earnings from investments	$9.2	$10.6	$29.2	$28.8
Natural gas transported (MMcf/d)	3,455	3,333	3,706	3,639
Average natural gas price Mid-Continent region ($/MMBtu)	$9.20	$6.53	$8.19	$6.41
Capital expenditures—growth	$27.6	$25.4	$48.5	$41.8
Capital expenditures—maintenance	$2.2	$3.0	$3.5	$4.2

Natural Gas Liquids Gathering and Fractionation
Net margin	$67.3	$54.4	$136.9	$106.5
Operating costs	$20.0	$16.9	$38.6	$31.6
Depreciation and amortization	$5.7	$5.8	$11.3	$11.1
Operating income	$41.7	$31.8	$87.0	$63.8
Natural gas liquids gathered (MBbl/d)	253	224	252	217
Natural gas liquids sales (MBbl/d)	265	221	275	221
Natural gas liquids fractionated (MBbl/d)	371	349	381	334
Conway-to-Mont Belvieu OPIS average price differential Ethane/Propane mixture ($/gallon)	$0.13	$0.05	$0.11	$0.05
Capital expenditures—growth	$50.8	$12.2	$77.5	$17.3
Capital expenditures—maintenance	$4.2	$2.9	$7.1	$5.3

Natural Gas Liquids Pipelines
Net margin	$27.4	$16.9	$58.7	$34.0
Operating costs	$13.8	$5.5	$27.2	$10.9
Depreciation and amortization	$3.7	$3.0	$7.8	$6.0
Operating income	$9.9	$8.4	$23.7	$17.0
Equity earnings from investments	$0.3	$0.4	$1.0	$0.7
Natural gas liquids transported (MBbl/d)	308	227	305	216
Natural gas liquids gathered (MBbl/d)	96	78	94	74
Capital expenditures—growth	$135.2	$64.6	$323.3	$97.3
Capital expenditures—maintenance	$1.2	$0.1	$1.8	$0.5

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF EBITDA NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2008	2007	2008	2007
	(Thousands of dollars)
Reconciliation of Net Income to EBITDA
Net income	$154,521	$94,619	$299,539	$190,375
Minority interests	134	92	257	177
Interest expense, net	34,705	33,503	73,234	65,803
Depreciation and amortization	30,033	28,013	59,975	55,526
Income taxes	4,305	1,964	7,373	4,841
Allowance for equity funds used during construction	(11,676)	(1,658)	(20,172)	(2,995)

EBITDA	$212,022	$156,533	$420,206	$313,727

Natural Gas Gathering and Processing Reconciliation of Operating Income to EBITDA
Operating income	$76,183	$46,274	$135,236	$76,726
Depreciation and amortization	12,141	11,145	23,898	22,267
Equity earnings from investments	8,126	7,730	15,170	13,338
Other income (expense)	(105)	(40)	(937)	203

EBITDA	$96,345	$65,109	$173,367	$112,534

Natural Gas Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$37,691	$25,077	$69,405	$57,438
Depreciation and amortization	8,522	8,137	16,940	16,157
Equity earnings from investments	9,153	10,614	29,214	28,782
Other income (expense)	(32)	(19)	(592)	228

EBITDA	$55,334	$43,809	$114,967	$102,605

Natural Gas Liquids Gathering and Fractionation Reconciliation of Operating Income to EBITDA
Operating income	$41,687	$31,787	$86,974	$63,786
Depreciation and amortization	5,668	5,754	11,287	11,086
Equity earnings from investments	—	—	—	—
Other income (expense)	(340)	(158)	(1,070)	(267)

EBITDA	$47,015	$37,383	$97,191	$74,605

Natural Gas Liquids Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$9,890	$8,412	$23,703	$17,047
Depreciation and amortization	3,697	2,991	7,839	6,003
Equity earnings from investments	331	414	1,009	693
Other income (expense)	(26)	(42)	(450)	126

EBITDA	$13,892	$11,775	$32,101	$23,869

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF DISTRIBUTABLE CASH FLOW NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2008	2007	2008	2007
	(Thousands of dollars, except per unit amounts)
Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$212,022	$156,533	$420,206	$313,727
(Gain)/loss on sale of assets	3	379	(28)	(1,824)
Interest expense	(34,705)	(33,503)	(73,234)	(65,803)
Maintenance capital	(12,492)	(10,216)	(20,418)	(16,850)
Distributions to minority interests	(74)	(73)	(148)	(73)
Equity earnings from investments	(17,610)	(18,758)	(45,393)	(42,813)
Distributions received from unconsolidated affiliates	33,214	30,611	60,627	57,066
Current income tax expense and other	(3,456)	(3,022)	(5,829)	(4,496)

Distributable Cash Flow	$176,902	$121,951	$335,783	$238,934

Distributions to General Partner	(20,920)	(14,099)	(40,022)	(27,369)

Distributable Cash Flow to Limited Partners	$155,982	$107,852	$295,761	$211,565

Distributable Cash Flow per Limited Partner Unit	$1.72	$1.30	$3.37	$2.55

Number of Units Used in Computation (Thousands)	90,906	82,891	87,680	82,891

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK Partners, L.P. and Subsidiaries	Exhibit A
EARNINGS GUIDANCE*

	Updated 2008 Guidance	Previous 2008 Guidance	Change
	(Millions of dollars, except per unit amounts)
Operating Income
Natural Gas Gathering & Processing	$269	$217	$52
Natural Gas Pipelines	142	110	32
Natural Gas Liquids Gathering & Fractionation	153	105	48
Natural Gas Liquids Pipelines	68	92	(24)
Other	(8)	(3)	(5)

Operating Income	624	521	103
Equity earnings from investments	81	90	(9)
Other income (expense)	42	35	7
Interest expense	(161)	(182)	21
Income taxes and other	(15)	(7)	(8)

Net Income	$571	$457	$114

Net Income Per Unit	$5.40	$4.35	$1.05

Number of Units Used in Computation (Millions)	89.3	86.5	2.8

Capital Expenditures
Natural Gas Gathering & Processing	$150	$105	$45
Natural Gas Pipelines	245	216	29
Natural Gas Liquids Gathering & Fractionation	172	128	44
Natural Gas Liquids Pipelines	747	496	251

Total Capital Expenditures	$1,314	$945	$369

Growth	$1,230	$854	$376
Maintenance	84	91	(7)

Total Capital Expenditures	$1,314	$945	$369

*	Amounts shown are midpoints of ranges provided.

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ONEOK Partners Reports Higher Second-quarter 2008 Results;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK Partners, L.P. and Subsidiaries	Exhibit B
EARNINGS GUIDANCE*

	Updated 2008 Guidance	Previous 2008 Guidance	Change
	(Millions of dollars)
Reconciliation of Net Income to EBITDA
Net income	$571	$457	$114
Interest expense	161	182	(21)
Depreciation and amortization	132	142	(10)
Income taxes and other	15	7	8
Equity AFUDC	(41)	(33)	(8)

EBITDA	$838	$755	$83

Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$838	$755	$83
Interest expense	(161)	(182)	21
Maintenance capital	(84)	(91)	7
Equity earnings from investments	(81)	(90)	9
Distributions received from investments	105	111	(6)
Current income tax expense and other	(12)	(3)	(9)

Distributable Cash Flow	$605	$500	$105

*	Amounts shown are midpoints of ranges provided.